Exhibit (a)(15)
CONSENT OF THE BLACKSTONE GROUP L.P.
We hereby consent to the inclusion of the references to our firm and the inclusion of and references to our opinion letter, dated November 22, 2005, to the Special Committee of the Board of Directors of New Valley Corporation (the “Corporation”) in the Schedule 14D-9 filed by the Corporation relating to the offer by Vector Group Ltd. (“Vector”), through its wholly-owned subsidiary, VGR Holding Inc., to exchange shares of Vector common stock for each outstanding share of the common stock of the Corporation (the “Exchange Offer”) upon the terms and subject to the conditions set forth in the prospectus related to the Exchange Offer contained in the Schedule TO filed by Vector with the Securities and Exchange Commission on October 20, 2005, as amended as of the date hereof. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term experts as used in the Act or the Regulations.

The Blackstone Group, L.P.
By:	/s/ The Blackstone Group L.P.

November 22, 2005